UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 27, 2006

TAG-IT PACIFIC, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-13669 (Commission File Number)	95-4654481 (I.R.S. Employer Identification No.)

21900 BURBANK BLVD., SUITE 270 WOODLAND HILLS, CALIFORNIA (Address of Principal Executive Offices)	91367 (Zip Code)

(818) 444-4100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Director

        On March 28, 2006, the Board of Directors of Tag-It Pacific, Inc. (the “Company”), upon the recommendation of the Nominating Committee of the Board of Directors, appointed Stephen Forte as a Class II director to fill the vacancy created by Micheal Katz’s resignation as a director (as described below), with such appointment to be effective March 28, 2006. Mr. Forte will serve as a Class II director with a term continuing until the 2008 annual meeting of stockholders or until his earlier resignation or removal. There are no arrangements or understandings between the Mr. Forte and any other persons pursuant to which he was elected as a director.

        Stephen Forte has served as our Chief Executive Officer since October 2005. Prior to joining the Company, Mr. Forte served as a principle at the Forte Group, LLC, a business development consulting company founded by Mr. Forte in February of 2005, which focuses on assisting U.S. companies expand business overseas and foreign corporations expand their business in the U.S. Prior to founding the Forte Group, Mr. Forte served as President of Ascendent Telecommunications, Inc., a premier voice mobility company, which he founded in 1999. Before launching Ascendent, Mr. Forte founded Travelers Telecom (aka Wilshire Cellular) in 1993, a leading cellular rental provider and wireless carrier for short term users and government. Mr. Forte earned a bachelor’s degree from the University of Southern California and an MBA from George Washington University. He currently serves on the Board for the School of Business at The George Washington University, and serves as a mentor at the Marshall School of Business, at the University of Southern California.

        In June 2005, the Company entered into a consulting agreement with Forte Group, LLC, a consulting company of which Mr. Forte is an owner and executive officer, pursuant to which Mr. Forte provided business development services to the Company. During 2005, the Company paid approximately $120,666 in consulting fees to the Forte Group pursuant to the consulting agreement prior to Mr. Forte’s appointment as the Company’s Chief Executive Officer in October 2005.

        On March 16, 2006, the Company entered into an Executive Employment Agreement with Stephen Forte, pursuant to which Mr. Forte agreed to serve as the Company’s Chief Executive Officer. This employment agreement has a term continuing though December 31, 2008, which may be extended to December 31, 2009. Pursuant to this agreement, Mr. Forte will receive an annual base salary of $275,000 for 2006 and $325,000 for each subsequent year of the term and will be entitled to receive an annual incentive bonus based upon the Company’s earnings before interest and taxes. In the event that prior to the end of the term, Mr. Forte’s employment is terminated by the Company “without cause” (as defined in the agreement), by Mr. Forte for “good reason” (as defined in the agreement) or due to Mr. Forte’s death or disability, then Mr. Forte or his estate will be entitled to receive, in addition to all accrued salary, (i) severance payments equal to Mr. Forte’s base salary for the remaining term of the agreement or, in the case of death or disability, through December 31, 2008, (ii) a pro rated portion of the annual incentive bonus for the year in which the termination occurred, (iii) full acceleration of vesting of the options issued to Mr. Forte pursuant to the agreement and (iv) continued healthcare coverage for Mr. Forte and his dependents for the remaining term of the agreement. In connection with the employment agreement and as an inducement to employment, the Company granted Mr. Forte an option to purchase 900,000 shares of the Company’s common stock, which vests over a period of three years. In addition, in lieu of $50,000 in cash compensation, the Company granted Mr. Forte 135,135 shares of common stock and an option to purchase 135,135 shares of common stock that vests in full on October 24, 2006. All of these options will vest in full upon a change of control of the Company or upon termination of Mr. Forte’s employment without cause, for good reason or due to his death or disability.

Resignation of Director

     On March 27, 2006, Michael Katz, a director of the Company since 1998, informed the Board of Directors of the Company that he is resigning as a Class II Director of the Company and as a member of all committees of the Board of Directors, including the Audit Committee, effective March 27, 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAG-IT PACIFIC, INC.
Date: March 29, 2006	By: /s/ Lonnie D. Schnell ______________________________________ Lonnie D. Schnell, Chief Financial Officer

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